BOUNTY DEVELOPMENTS LTD.

1250, 340 – 12 Ave. S.W.
Calgary, AB
T2R 1L5
Tel (403) 264-4994
Fax (403) 266-6031
pclark@bountydev.com

March 30, 2009

Park Place Energy Inc.
1220, 666 Burrard Street
Vancouver, B.C. V6C 2X8

Attention: Land Manager

RE: Farmout & Participation Agreement dated January 19, 2006 ("the Agreement")
Twp. 85 Rge 10 W6M: Sec 18, 19, 20, 21 & 22
Cecil (Eureka) Area, Alberta
BDL File: AC 218-001

Our records show that you are the successor in interest under the Agreement to Great Northern Oilsands Inc. which is the successor in interest to Patch Energy Ltd., the original Farmee under the Agreement.

This letter is further to our prior verbal agreement to extend the Farmee's right and obligation to participate in running the Seismic Program and drilling the Test Well order to earn under the Agreement. We are now confirming that Farmee has decided not to participate in running the Seismic Program and not to participate in drilling the Test Well on the subject farmout lands but wishes to terminate the Agreement and thereby forfeit all earning, right to earn or any other rights under the Agreement or with regard to the farmout lands.

Please note that there are outstanding cash calls totaling $10,523.65 which must be paid to Farmor (Bounty) immediately.

With the exception of the said debt of $10,523.65 to Farmor, Farmor and Farmee agree to and do hereby mutually release each other from all existing, future or prior obligations under the Farmout Agreement.

If the above reflects your understanding of the terms and conditions agreed upon respecting the Farmout Agreement, please sign and return one copy of this letter agreement.

Yours very truly,
BOUNTY DEVELOPMENTS LTD.

Paul Clark
Land Manager

/JPS

Farmee agrees to and accepts all of the above.

PARK PLACE ENERGY CORP.

per: ______________________

per: ______________________

/JPS